Exhibit (d)(2)

SCHEDULE A

Revised March 27, 2025 to
the

ADVISORY AGREEMENT

Dated June 12, 2015 between
EXCHANGE LISTED FUNDS TRUST

and

EXCHANGE TRADED CONCEPTS, LLC

The Trust will pay to the Adviser, as compensation for the Adviser’s services rendered, a fee computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

Fund	Rate	Effective Date
Saba Closed-End Funds ETF	110 bps	March 15, 2017
QRAFT AI-Enhanced U.S. Large Cap ETF	75 bps	May 1, 2019
QRAFT AI-Enhanced U.S. Large Cap Momentum ETF	75 bps	May 1, 2019
Cabana Target Beta ETF	80 bps	September 4, 2020
Cabana Target Drawdown 10 ETF	80 bps	September 4, 2020
Cabana Target Leading Sector Moderate ETF	80 bps	July 2, 2021
Akros Monthly Payout ETF	75 bps on the first $1 billion; 70 bps on the next $2 billion; 65 bps on assets above $3 billion	April 24, 2022
LG QRAFT AI-Powered U.S. Large Cap Core ETF	75 bps	November 1, 2023
Bancreek U.S. Large Cap ETF	80 bps	December 18, 2023
Bancreek International Large Cap ETF	90 bps	March 8, 2024
Stratified LargeCap Index ETF	45 bps	September 19, 2024
Stratified LargeCap Hedged ETF	95 bps	September 19, 2024
Long Pond Real Estate Plus ETF	100 bps	September 26, 2024
PLUS Korea Defense Industry Index ETF	65 bps	December 10, 2024

Exchange Listed Funds Trust:	Exchange Traded Concepts, LLC

/s/ J. Garrett Stevens	/s/ J. Garrett Stevens
J. Garrett Stevens, President	J. Garrett Stevens, CEO